Exhibit 99.1

WCI Communities Announces First Quarter 2014 Results

Bonita Springs, Fla, May 6, 2014 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for its first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights and Comparisons to First Quarter 2013

•                  New orders of 205, up 46.4%

•                  Contract value of new orders of $101.1 million, up 73.7%

•                  Average selling price per new order of $493,000, up 18.8%

•                  Revenues from homes delivered of $48.0 million, up 58.5%

•                  Deliveries of 117, up 48.1%

•                  Average selling price per home delivered of $410,000, up 7.0%

•                  Backlog units totaling 381, up 20.6%

•                  Backlog contract value of $196.7 million, up 36.4%

•                  Average selling price in backlog of $516,000, up 13.2%

•                  Income from operations before income taxes of $3.4 million, up 337.7%

•                  Net income attributable to common shareholders of $1.5 million, up 152.6%

•                  Adjusted EBITDA of $5.7 million, up 52.2%

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of homebuilding revenue improved by 860 basis points

•                  Backlog turnover improved to 39.9%, up from 31.0%

Management Comments

Keith Bass, the Company’s President and Chief Executive Officer commented, “The first quarter of 2014 represented an excellent start to the year for WCI as we continued to capitalize on the strength of our Florida markets.  Our year-over-year growth in new orders, average selling prices and deliveries, as well as our ability to continue to increase efficiencies and generate SG&A leverage, are reflective of the continued execution of our strategy.”  Mr. Bass added, “Our lifestyle communities and award-winning home designs continue to resonate within our target markets.  In addition, we believe the Florida market conditions remain favorable for continued future growth with the unemployment rate lower than the national average, a growing employment base, low taxes and great weather.”

First Quarter 2014 Results

For the quarter ended March 31, 2014, income from operations before income taxes was $3.4 million, compared to $0.8 million in the prior year period.  Net income attributable to common shareholders was $1.5 million, or $0.06 per diluted share, compared to $0.6 million, or $0.03 per diluted share in the prior year period.  The increase from the prior year period is primarily attributable to the increase in Homebuilding gross margin from higher deliveries in the first quarter of 2014.  The first quarter of 2014 included $1.7 million of income tax expense, compared to a $0.1 million income tax benefit in the prior year period.

The Company generated total revenues of $73.8 million for the quarter ended March 31, 2014, an increase of $20.1 million, or 37.4%, compared to $53.7 million in the first quarter of 2013. The increase was primarily due to a 57.4% improvement in our Homebuilding segment revenues, which was driven by an increase in deliveries and in average selling price.  Additionally, combined revenues from our Real Estate Services and Amenities segments grew 10.9% year-over-year.

Revenues from homes delivered for the first quarter of 2014 were $48.0 million, an increase of 58.5% from the prior year period.  The average selling price per home delivered was $410,000, an increase of 7.0% from the prior year period, primarily attributable to an improved pricing environment and shifting product mix.  The Company delivered 117 homes in the first quarter, an increase of 38 deliveries from the

prior year period.   Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 30.1% in the first quarter of 2014.

New orders during the first quarter of 2014 increased 46.4% to 205 homes and the average selling price per new order was $493,000, representing an 18.8% increase over the prior year period. Contract value of new orders was $101.1 million for the first quarter, an increase of 73.7% from the prior year period.  Additionally, the active selling neighborhood count increased by 25% to 25 neighborhoods compared to the first quarter of 2013.

As of March 31, 2014 backlog contract value was $196.7 million, an increase of $52.5 million, or 36.4% from the prior year.  The average selling price of backlog units was $516,000, an increase of 13.2% from the prior year. The increase in backlog contract value was due to the increase in new orders and new order average selling prices, a shift in product mix and the continued improvement in the Florida housing market.

During the first quarter of 2014, SG&A expenses as a percentage of Homebuilding revenue improved by 860 basis points, compared to the first quarter of 2013, as the Company continued to improve overhead leverage.

Conference Call

As previously announced, the Company will host a conference call to discuss first quarter 2014 results before the market opens on Tuesday, May 6, 2014 at 8:30 a.m. (Eastern Time).  A slide presentation for the call will be available on the Investors section of the Company’s Web site at investors.WCICommunities.com.  The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available approximately two hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the live call and the replay is 13579914. The replay will be available until 11:59 p.m. (Eastern Time) on May 20, 2014.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately two hours following the call.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Adjusted gross margin from homes delivered.  The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

To learn more about WCI Communities, please visit the Company’s Web site at www.WCICommunities.com.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. These forward-looking statements include, but are not limited to, statements we make regarding market conditions and our expectations with respect to future growth. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. Actual results could differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a slowing or reversal of the recovery of the housing market, either on a national level or in Florida; changing local and economic conditions and the cyclical nature of the housing business; rising levels of unemployment; substantial increases in mortgage interest rates, the unavailability of mortgage financing or changes in tax laws which make home ownership more expensive or less attractive; and poor weather conditions or natural disasters. For more information concerning these and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 27, 2014 and subsequent filings by the Company. As you read and consider this press release, you should understand that the forward-looking statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$194,662	$213,352
Restricted cash	11,884	8,911
Notes and accounts receivable	4,966	7,107
Real estate inventories	296,829	280,293
Property and equipment, net	24,766	24,479
Other assets	21,212	18,101
Income tax receivable	82	77
Deferred tax assets, net of valuation allowances	124,024	125,646
Goodwill	7,520	7,520
Total assets	$685,945	$685,486

Liabilities and Equity
Accounts payable and other liabilities	$45,072	$54,920
Customer deposits	28,618	20,702
Senior notes	200,000	200,000
Total liabilities	273,690	275,622

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,824,734 shares issued and 25,787,999 shares outstanding at March 31, 2014; 25,795,072 shares issued and 25,768,035 shares outstanding at December 31, 2013	258	258
Additional paid-in capital	299,380	298,530
Retained earnings	110,464	108,984
Treasury stock, at cost, 36,735 shares and 27,037 shares at March 31, 2014 and December 31, 2013, respectively	(374)	(196)
Total WCI Communities, Inc. shareholders’ equity	409,728	407,576
Noncontrolling interests in consolidated joint ventures	2,527	2,288
Total equity	412,255	409,864
Total liabilities and equity	$685,945	$685,486

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues
Homebuilding	$47,995	$30,491
Real estate services	18,463	16,429
Amenities	7,322	6,814
Total revenues	73,780	53,734

Cost of Sales
Homebuilding	34,548	20,656
Real estate services	18,582	16,032
Amenities	6,816	6,434
Total cost of sales	59,946	43,122

Gross margin	13,834	10,612

Other income	(365)	(209)
Selling, general and administrative expenses	10,322	9,164
Interest expense	498	885
	10,455	9,840
Income from operations before income taxes	3,379	772
Income tax benefit (expense)	(1,660)	85
Net income	1,719	857
Net income attributable to noncontrolling interests	(239)	(271)
Net income attributable to common shareholders of WCI Communities, Inc.	$1,480	$586

Earnings per share attributable to common shareholders of WCI Communities, Inc.:

Basic	$0.06	$0.03

Diluted	$0.06	$0.03

Weighted average number of shares of common stock outstanding:

Basic	26,015	18,045

Diluted	26,231	18,063

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Operating activities
Net income	$1,719	$857
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	195	135
Amortization of debt discounts	—	102
Depreciation	588	463
Provision for bad debts	155	259
Loss on sale of property and equipment	—	2
Deferred income tax expense	1,660	—
Non-cash long-term incentive compensation expense	—	1,564
Stock-based compensation expense	812	20
Changes in assets and liabilities:
Restricted cash	(2,973)	332
Notes and accounts receivable	1,986	802
Real estate inventories	(16,924)	(14,861)
Other assets	(3,104)	(4,703)
Income tax receivable	(5)	16,746
Accounts payable and other liabilities	(9,601)	(1,061)
Customer deposits	7,916	3,997
Net cash provided by (used in) operating activities	(17,576)	4,654

Investing activities
Additions to property and equipment	(875)	(404)
Net cash used in investing activities	(875)	(404)

Financing activities
Payments of debt issuance costs	(25)	(248)
Payments of community development district obligations	(36)	(79)
Purchases of treasury stock	(178)	—
Net cash used in financing activities	(239)	(327)

Net increase (decrease) in cash and cash equivalents	(18,690)	3,923
Cash and cash equivalents at the beginning of the period	213,352	81,094
Cash and cash equivalents at the end of the period	$194,662	$85,017

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release on Form 10-Q relating to adjusted gross margin from homes delivered, EBITDA and Adjusted EBITDA (as defined below).

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites, if any, from Homebuilding gross margin to arrive at gross margin from homes delivered.  Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered.  Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions.  We believe that adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period.  This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance.  Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable.  We urge investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the periods presented herein.

	Three Months Ended March 31,
	2014	2013
	($ in thousands)

Homebuilding gross margin	$13,447	$9,835
Less: gross margin from land and home sites	—	70
Gross margin from homes delivered	13,447	9,765
Add: capitalized interest in cost of sales	985	493
Adjusted gross margin from homes delivered	$14,432	$10,258

Gross margin from homes delivered as a percentage of revenues from homes delivered	28.0%	32.3%
Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	30.1%	33.9%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude, if any, interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, asset impairments and expenses related to early repayment of debt.  We believe that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business.  We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments).  Accordingly, we believe that this measure is useful for comparing general operating performance from period to period.  Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies.  Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business.  Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) in accordance with GAAP as a measure of performance.  Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.  Our EBITDA-based measures have limitations as analytical tools and, therefore, investors and other interested parties should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP.  Some such limitations are:

•                  they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•                  they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•                  they do not reflect the interest expense necessary to service our debt; and

•                  other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by operating activities as measures of liquidity.  Investors and other interested parties should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.  Our GAAP-based measures can be found in our unaudited consolidated financial statements in Item 1 of the Quarterly Report on Form 10-Q.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income attributable to common shareholders of WCI Communities, Inc., for the periods presented herein.

	Three Months Ended March 31,
	2014	2013
	($ in thousands)

Net income attributable to common shareholders of WCI Communities, Inc.	$1,480	$586
Interest expense	498	885
Capitalized interest in cost of sales (1)	985	493
Income taxes (2)	1,660	(85)
Depreciation	588	463
EBITDA	5,211	2,342
Other income (3)	(365)	(209)
Stock-based and other non-cash long-term incentive compensation expense (4)	812	1,584
Adjusted EBITDA	$5,658	$3,717

Adjusted EBITDA margin	7.7%	6.9%

(1)                                 Represents capitalized interest expensed in cost of sales on home deliveries and land and home site sales.

(2)                                 Represents the Company’s income taxes as reported in its unaudited consolidated statements of operations.

(3)                                 Represents the Company’s other income as reported in its unaudited consolidated statements of operations.

(4)                                 Represents expenses recorded in the Company’s unaudited consolidated statements of operations related to its stock-based and other non-cash long-term incentive compensation plans.

Investor Relations Contact:

Scott Bowles – ir@wcicommunities.com – (239) 498-8481